Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Western Asset Municipal High Income Fund Inc. of our report dated December 20, 2024, relating to the financial statements and financial highlights, which appears Western Asset Municipal High Income Fund Inc.’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

July 15, 2025